NEWS RELEASE

Cleveland-Cliffs Names William Boor Senior Vice President

Cleveland, OH—May 30, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced the appointment of William C. Boor as senior vice president, business development, effective May 21, 2007, with responsibilities for identifying and leading initiatives to support the growth of the Company.

Boor, 41, joins Cliffs having served as executive vice president, strategy and development, at American Gypsum Company, a subsidiary of Eagle Materials Inc. Previously, he was responsible for strategy and investor relations as part of the senior management team that led the successful spin-off of Eagle Materials from Centex Corp. Boor also has held key leadership roles at Weyerhaeuser Co. and Procter & Gamble Co. and brings diverse experience in manufacturing management, process engineering, financial management, investor relations and marketing to his new role.

Cleveland-Cliffs President and Chief Executive Officer Joseph A. Carrabba commented, “Bill’s broadbased technical and management expertise will serve our company well as we accelerate our growth initiatives. We feel he is an excellent addition to our management team and wholeheartedly welcome him to the Cliffs family.”

Boor is a Chartered Financial Analyst and holds a B.S. in Chemical Engineering from Pennsylvania State University and an MBA from Harvard Business School.

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http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. It also has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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